Exhibit 99.1

4900 West 78th Street Bloomington, MN 55435	Tel: 952-820-0080 Fax: 952-820-0060	www.AugustTech.com info@augusttech.com

Contact: Stan Piekos, CFO (952) 259-1672 Stan.Piekos@AugustTech.com	For Release April 28, 2005

August Technology Reports Increased Revenue in
First Quarter 2005 Results

Record All-Surface Front-End Inspection System Sales Drive Revenue Growth

Minneapolis, April 28, 2005 – August Technology Corporation (NASDAQ: AUGT), a leading provider of automated inspection and data analysis solutions for the microelectronic industries, today reported revenues of $18.4 million during the first quarter ended March 31, 2005, an increase of 10% from the previous quarter and 12% from the first quarter of 2004.  Gross margin in the first quarter was 54.6% compared with gross margin of 54.3% in the fourth quarter of 2004 and 57.0% in the first quarter of 2004.

The Company reported a net loss of $0.05 per share in the quarter.  Excluding merger expenses, the Company reported pro forma net income of $0.02 per diluted share.  This compares to a net loss of $0.02 per share in the fourth quarter of 2004, and net income of $0.08 per diluted share in the first quarter of 2004.

Highlights:

•                  Q1 revenues increased 10% sequentially

•                  Revenues derived from front end inspection systems grew sequentially to 52% of total revenues driven by record revenues from front end All-Surface inspection systems

•                  Front end inspection system orders received from three new accounts including a multiple unit order received in the past three weeks

•                  Released the next generation DMS Decision data analysis solution

•                  Cash, cash equivalents and marketable securities increased $1.8 million, as compared to December 31, 2004

“We are very pleased with our first quarter financial performance in combination with record business in our front-end market segment,” commented Jeff O’Dell, August Technology’s Chairman and CEO.  “As

recently reported by Gartner, August Technology has achieved over 30%* marketshare for front-end macro inspection.  This growth has been achieved since our expansion into front-end wafer processing inspection applications in 2003.”

O’Dell continued, “In just the past few weeks we have won new business at three leading semiconductor companies, including multiple unit orders, which we see as further confirmation of the value that device manufacturers are finding with our macro defect inspection solutions.”

O’Dell concluded, “As we look ahead, without any convincing signs that capital spending will increase industry-wide, we anticipate second quarter revenues will be relatively flat, ranging from -5% to + 5%.  We continue to believe increased adoption of advanced macro inspection and our ability to bring to market innovative yield-enhancing solutions will allow us to grow revenues and outperform the industry in 2005.”

August Technology will provide a live conference call with senior management, today at 11:00a.m. ET/10:00a.m. CT to discuss first quarter financial performance.  If you would like to participate, please call (719) 955-1564 prior to the start time and use participant code 1273041.  A webcast of the conference call will also be available live via the Internet on August Technology’s web site at www.augusttech.com and archived for replay beginning on Friday April 29, 2005.  To listen to the call live, visit the web site at least fifteen minutes beforehand to download and install any necessary audio software.

*Gartner Macro Inspection Share Report, April 2005, Mark Stromberg/Bob Johnson

About the Company: August Technology’s automated inspection and data analysis solutions provide critical product and process enhancing information, which enables microelectronic device manufacturers to drive down costs and time to market.  With the first all-surface advanced macro inspection solution, August Technology has incorporated frontside, backside and wafer edge inspection in a single system.  Following detection August Technology’s decision tools correlate the defect data across surfaces and provide the comprehensive information necessary for device manufacturers to make process-enhancing decisions.  Headquartered in Bloomington, Minnesota, August Technology supports its customers with a worldwide sales and service organization.  Additional information can be found on the company’s web site at www.augusttech.com.

Forward-Looking Statements: This release contains forward-looking statements regarding our expectation to outperform the industry again in 2005 and our expectation for Q2 2005 sequential revenue change of -5% to +5%.  These forward-looking statements involve risks and uncertainties which may cause actual results to differ from those set forth in the forward-looking statements, including, but not limited to: (i) no continuing improvement, or a deterioration in general economic conditions and in the semiconductor and/or microelectronic industries; (ii) pre-order sales activities not resulting in orders, or customers delaying or canceling orders in backlog; (iii) loss of potential sales to competitors based on pricing, product features or other factors; (iv) lack of customer acceptance in the upcoming quarters of the Company’s newer products including All-Surface inspection solutions and DMS Decision that were or are planned to be shipped to them; (v) failure of our recently completed and current product development efforts to meet customer needs and expectations including driving down their costs and time-to-market; (vi) unanticipated costs and expenses which increase operating costs; and (vii) delay in the merger transaction increasing costs.  Please refer to additional risk factors stated in August Technology’s Form 10-K filed with the SEC on March 16, 2005.  August Technology does not assume any obligation to update the forward-looking information contained in this press release.

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AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2005	2004

Net revenues	$18,417	$16,400
Cost of revenues	8,359	7,058
Gross profit	10,058	9,342

Selling, general and administrative expenses	6,290	5,189
Research and development expenses	3,666	2,908
Operating income	102	1,245

Merger expenses	(1,234)	—
Interest income	289	201

Income (loss) before provision for income taxes	(843)	1,446
Provision for income taxes (1)	55	—
Net income (loss)	$(898)	$1,446

GAAP net income (loss) per share:
Basic	$(0.05)	$0.08
Diluted	$(0.05)	$0.08

Pro Forma Non-GAAP net income and net income per share: (2)
Net income	$336	$1,446
Basic	$0.02	$0.08
Diluted	$0.02	$0.08

Weighted average shares outstanding used to calculate net income (loss) per share:
Basic - GAAP and Pro Forma Non-GAAP	17,867	17,622
Diluted - GAAP	17,867	18,486
Diluted - Pro Forma Non-GAAP	18,316	18,486

(1)  Due to the level of historical operating losses, the Company began to record a valuation allowance against deferred tax assets in the second quarter of 2002, and continues to do so at March 31, 2005.  As a result, the Company did not reflect a provision for income taxes during the three months ended March 31, 2004.  The Company has recorded a provision for income taxes of $55 for the three months ended March 31, 2005 primarily to provide for foreign income taxes.

(2) Reconciliation of pro forma Non-GAAP financial measure:

GAAP net income (loss)	$(898)	$1,446
Add back:
Merger expenses	1,234	—
Pro Forma Non-GAAP net income	$336	$1,446

The Company provides pro forma Non-GAAP net income and net income per share in the press release as additional information regarding the Company’s operating results.  These pro forma measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States and may be different from similar pro forma Non-GAAP net income and net income per share measures used by other companies.  GAAP Net income (loss) has been adjusted to exclude the effects of the Company’s expenses associated with the proposed merger with Nanometrics, Inc., and the evaluation of the KLA-Tencor Corporation and Rudolph Technologies, Inc. offers.  The Company believes this presentation of pro forma Non-GAAP net income and net income per share provides useful information to investors regarding trends relating to the Company’s results of operations.  There is no effect to this pro forma adjustment for income taxes, due to the Company’s recording of a valuation allowance as described in note 1 above.

AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,	December 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents (1)	$11,518	$5,518
Short-term marketable debt securities (1)	25,265	28,615
Accounts receivable, net	9,618	8,603
Inventories	20,948	20,131
Inventories at customers under purchase orders	3,791	3,993
Prepaid expenses and other current assets	1,954	2,306
Total current assets	73,094	69,166

Property and equipment, net	5,531	5,994
Long-term marketable debt securities (1)	15,439	16,289
Purchased technology, net	3,355	3,703
Goodwill	498	498
Other assets	139	150
Total assets	$98,056	$95,800

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,975	$3,366
Accrued compensation	2,051	1,691
Other accrued liabilities	2,222	2,306
Customer deposits and deferred revenues	6,767	6,841
Total current liabilities	17,015	14,204

Other non-current liabilities	112	131
Total liabilities	17,127	14,335

Shareholders’ equity:
Common stock, no par value	90,815	90,347
Undesignated capital stock, no par value	—	—
Accumulated deficit	(9,674)	(8,776)
Accumulated other comprehensive loss	(212)	(106)
Total shareholders’ equity	80,929	81,465
Total liabilities and shareholders’ equity	$98,056	$95,800

(1) Total cash and marketable debt securities	$52,222	$50,422

AUGUST TECHNOLOGY CORPORATION

SELECTED CONSOLIDATED STATEMENT OF CASH FLOWS DATA

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2005	2004

Cash flows provided by (used in) operating activities	$1,962	$(6,779)

Cash flows provided by investing activities	3,571	50

Cash flows provided by financing activities	462	1,548

Effect of exchange rates on cash and cash equivalents	5	(3)

Net increase (decrease) in cash and cash equivalents	$6,000	$(5,184)